Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contacts:	William W. Sheehan II	Connie Kao
	Executive Vice President,	Senior Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4150	connie.kao@ros.com

Ross Stores Reports Robust First Quarter Sales and Earnings Results,
Significantly Exceeding Guidance

Provides Solid Second Quarter Guidance and Increases Fiscal 2026 Outlook

Dublin, California, May 21, 2026 -- Ross Stores, Inc. (Nasdaq: ROST) today reported financial results for the 13‑week quarter ended May 2, 2026.

Highlights:
•Total sales for the first quarter of fiscal 2026 increased 21% compared to last year, with comparable store sales up a very robust 17%
•First quarter operating margin of 13.4% was well above the Company’s plan of 11.8% to 12.1%, primarily from the strong sales outperformance
•Earnings per share for the first quarter of $2.02 grew 37%, significantly exceeding guidance of $1.60 to $1.67

Jim Conroy, Chief Executive Officer, commented, “We achieved outstanding sales and earnings results in the first quarter with superb execution throughout the business, especially the transition of our Spring assortment. Momentum was solid throughout the quarter, with broad-based strength across the business. Customer traffic was the primary driver of the strong sales trend as compelling merchandise assortments, higher customer acquisition and engagement from our ongoing marketing initiatives, and an improved in‑store experience are resonating with shoppers. We believe our results also benefited from higher consumer spending related to tax refunds.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

First Quarter Results

Sales increased 21% to $6.0 billion, up from $5.0 billion in 2025. Comparable store sales rose a very robust 17% for the quarter versus flat sales last year. Net income was $650 million versus $479 million last year, while earnings per share increased 37% to $2.02, compared with $1.47 per share in the prior year period.

Update on Shareholder Payouts

During the first quarter of fiscal 2026, a total of 1.5 million shares of common stock were repurchased for an aggregate price of $319 million under the Company’s two-year $2.55 billion authorization approved by its Board of Directors in March 2026. The Company remains on track to buy back a total of $1.275 billion in common stock during fiscal 2026.

Fiscal 2026 Guidance

Mr. Conroy commented, “Looking ahead, we exited the first quarter with solid momentum, and our underlying business fundamentals remain very strong. As such, for the 13 weeks ending August 1, 2026, comparable store sales are forecasted to increase 6% to 7%. If sales perform in line with this forecast, earnings per share are projected to be $1.85 to $1.93 or growth of 19% to 24%, compared to $1.56 for the second quarter ended August 2, 2025.”

Mr. Conroy continued, “Based on our first quarter results and our second quarter guidance, we are increasing our 2026 fiscal year same store sales growth to 6% to 7% on top of a 5% gain in 2025. As a result, fiscal 2026 earnings per share are now projected to be in the range of $7.50 to $7.74, or growth of 13% to 17% when compared to $6.61 for the fiscal year ended January 31, 2026.”

Mr. Conroy concluded, “The year is off to a very strong start with the entire organization executing at a high level. As our efforts to improve topline growth continue, we remain focused on disciplined, consistent execution across the business. Moving forward, we believe we are well positioned to capture additional market share and drive profitable growth over the long term.”

The Company will host a conference call on Thursday, May 21, 2026 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13760373 until 8:00 p.m. Eastern time on May 28, 2026, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs and earnings, planned new store growth, capital expenditures, liquidity and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance, operations, and competitive position, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, risk from adverse changes in the macroeconomic environment, government regulations and policies, geopolitical conditions, and financial and credit markets; continuing inflation and other external economic events and trends may have significant negative effects on our costs, and also on consumer confidence, shopping behavior, and spending; tariff increases (or threats of increases), and other changes and uncertainty in U.S. trade or tax policy regarding apparel, home-related merchandise, shoes, and other goods we sell that is produced in other countries; competitive pressures and the pace of change in the retailing industry; unexpected changes in the level of consumer spending or preferences; adverse or unseasonable weather may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to source and purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; our need to expand in existing markets and enter new geographic markets in order to achieve growth; our need to obtain acceptable new store sites with favorable consumer demographics in order to achieve growth; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies, as well as labor shortages, increased turnover, or increased labor costs; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; information or data security breaches, including cyberattacks on our transaction processing and computer information systems, including malware intrusion, data exfiltration, identity theft, and other types of cybersecurity threats, could disrupt our operations, result in theft or unauthorized disclosure of our confidential and valuable business information or credit card and other customer information, and could disrupt our operations, damage our reputation, increase our costs, and create significant legal exposure; disruptions in our supply chain or in our information systems could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; risks associated with importing and selling merchandise produced in other countries; damage to our corporate reputation or brands; a natural or man-made disaster in a region where we have a concentration of stores, offices, or a distribution center; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, could damage our reputation or brand and increase our costs. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2025 and fiscal 2026 Form 8-Ks on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2025 revenues of $22.8 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,917 locations in 44 states, the District of Columbia, Guam, and Puerto Rico. Ross offers first-quality, in-season, brand name and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 365 dd's DISCOUNTS® stores in 23 states that feature a more moderately-priced assortment of first-quality, in-season apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 2, 2026	May 3, 2025

Sales	$6,010,476	$4,984,971

Costs and Expenses
Cost of goods sold	4,230,589	3,581,366
Selling, general and administrative	975,861	797,135

Operating income	804,026	606,470

Interest income, net	(33,449)	(34,409)
Earnings before taxes	837,475	640,879
Provision for taxes on earnings	187,511	161,630
Net earnings	$649,964	$479,249

Earnings per share
Basic	$2.04	$1.48
Diluted	$2.02	$1.47

Weighted-average shares outstanding (000)
Basic	318,957	324,877
Diluted	321,231	327,005

Store count at end of period	2,282	2,205

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 2, 2026	May 3, 2025
Assets

Current Assets
Cash and cash equivalents	$4,130,980	$3,783,413
Accounts receivable	212,540	181,004
Merchandise inventory	2,976,958	2,669,849
Prepaid expenses and other	252,941	240,837
Total current assets	7,573,419	6,875,103

Property and equipment, net	4,147,666	3,827,541
Operating lease assets	3,531,945	3,325,849
Other long-term assets	301,542	276,123
Total assets	$15,554,572	$14,304,616

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,653,741	$2,163,954
Accrued expenses and other	696,511	616,008
Current operating lease liabilities	735,528	702,025
Accrued payroll and benefits	376,760	274,877
Income taxes payable	210,971	180,083
Current portion of long-term debt	241,344	498,812
Total current liabilities	4,914,855	4,435,759

Long-term debt	776,843	1,016,897
Non-current operating lease liabilities	2,969,435	2,797,935
Other long-term liabilities	292,944	268,698
Deferred income taxes	295,492	209,249

Commitments and contingencies

Stockholders’ Equity	6,305,003	5,576,078
Total liabilities and stockholders’ equity	$15,554,572	$14,304,616

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 2, 2026	May 3, 2025
Cash Flows From Operating Activities
Net earnings	$649,964	$479,249
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	132,599	115,938
Stock-based compensation	59,120	39,296
Deferred income taxes	34,065	22,209
Change in assets and liabilities:
Merchandise inventory	(345,988)	(225,336)
Other current assets	(50,547)	(58,426)
Accounts payable	262,115	67,182
Other current liabilities	(57,344)	(173,946)
Income taxes	153,136	139,086
Operating lease assets and liabilities, net	(2,104)	1,351
Other long-term, net	993	3,112
Net cash provided by operating activities	836,009	409,715

Cash Flows From Investing Activities
Additions to property and equipment	(208,954)	(207,378)
Net cash used in investing activities	(208,954)	(207,378)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	6,616	6,143
Treasury stock purchased	(134,171)	(60,131)
Repurchase of common stock	(318,750)	(262,521)
Dividends paid	(143,559)	(133,300)
Payment of long-term debt	(500,000)	(700,000)
Net cash used in financing activities	(1,089,864)	(1,149,809)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(462,809)	(947,472)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,661,973	4,796,462
End of period	$4,199,164	$3,848,990

Reconciliations:
Cash and cash equivalents	$4,130,980	$3,783,413
Restricted cash and cash equivalents included in prepaid expenses and other	21,137	17,050
Restricted cash and cash equivalents included in other long-term assets	47,047	48,527
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,199,164	$3,848,990

Supplemental Cash Flow Disclosures
Interest paid	$19,839	$35,939
Income taxes paid, net	$309	$334